UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)     July 31, 2016

ON THE MOVE CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-198776	46-1169948
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

12355 Hagen Ranch Road, Suite 604, Boynton Beach, FL	33437
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (561)732-4670 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 1.02 Termination of a Material Definitive Agreement.
Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 28, 2016, as amended on June 2, 2016, On The Move Corporation entered into an Asset Purchase Agreement with West Boynton Auto Service, Inc. d/b/a Hagen Ranch Texaco ("Hagen Farms"), Spanish River Service, Inc., d/b/a Jupiter Farms Chevron ("Jupiter Farms") and Seeliva Industries, Inc., d/b/a Wellington BP ("Wellington") (collectively, the "Sellers") pursuant to which we purchased certain assets used in the operation of the retail convenience stores, which also sell motor fuels, at these three locations.  The Sellers were affiliates of Mr. Jay Seewald, an executive officer and director of our company.  The transaction closed on January 14, 2016 as to two of the locations and January 15, 2016 as to the third location.

Under the terms of the of the Asset Purchase Agreement, we paid an aggregate of $3,664,880 for these assets.  The consideration included:

●	six month secured promissory notes in the aggregate principal amount of $1,465,912 (the "Secured Notes");
●	an aggregate of 1,099,434 shares of our Series B Convertible Preferred Stock (the "Series B Preferred") which has a stated value of $1,099,434; and
●	an aggregate of 1,099,434 shares of our common stock valued at $1,099,434.

As additional consideration, we also agreed to pay each seller a six month transition management fee equal to the net profits, as computed in accordance with GAAP, for the location.  We will also purchase the inventory and motor fuel on hand at each location as of the closing date.

The Asset Purchase Agreement, which contains customary cross indemnification provisions, provides that each Seller is to deliver to us audited financial statements for each location, within 74 days from the closing date and prepared in accordance with GAAP and in conformity to the rules and regulations of the Securities and Exchange Commission.

In connection with the acquisitions of these businesses, through a wholly-owned subsidiary, we have entered into lease agreements with the various lessors of the real property at which these retail stores are located.  The lessor for each location is as follows:

●	Reitano Enterprises, Inc., a related party, with respect to the Jupiter Farms location;
●	West Boynton Auto Services, Inc., a related party, with respect to the Hagen Ranch; and
●	Automated Petroleum & Energy Co., Inc., an unaffiliated third party, with respect to the Wellington location.

While the Asset Purchase Agreement required that each Seller deliver to us audited financial statements for each location as described above, Sellers have been unable to deliver the financial statements as required by the rules and regulations of the Securities and Exchange Commission.

As a result, effective as of July 31, 2016, we entered into a Termination Agreement and Release with the Sellers (the "Termination Agreement"), which terminated, rescinded and cancelled the Asset Purchase Agreement, the transactions contemplated thereunder (including the lease agreements with the various lessors of the real property at which the retail stores are located), the Notes, and all Series B Preferred and common stock issued as part of the transaction. As such, the Notes and our obligations thereunder have been cancelled and the shares of Series B Preferred and common stock have been cancelled, and the certificates representing the shares have been delivered back to us and cancelled.

As part of the Termination Agreement all Acquired Assets (as defined in the Termination Agreement) have been returned to the Sellers, Sellers have paid us for motor fuel and inventory acquired by us as part of the Asset Purchase Agreement, Sellers are in the process of releasing to us all security deposits and Sellers have paid us for the expenses relating to the transfer of licenses and assignment of leases.  Under the terms of the Termination Agreement, the Sellers were entitled to retain the transition management fees which had accrued up to the date of termination.

Further, the parties have agreed to a mutual release of claims, an indemnification of us and covenants not to sue.  The foregoing description of the terms and conditions of the Termination Agreement is qualified in its entirety by reference to which agreement, a copy of which is filed as Exhibit 10.16 to this Form 8-K.

The Termination Agreement was approved by our board of directors. In approving the Termination Agreement, the board of directors believe that the terms and conditions are fair and reasonable to the company and its shareholders and is no less favorable than if the parties were no related.

Item 9.01     Exhibits.

Exhibit No.	Description

10.16	Termination Agreement and Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On The Move Corporation

Date: December 7, 2016	By: /s/ Richard Reitano
Richard Reitano, Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.16	Termination Agreement and Release.